Exhibit 99.1

Vision-Sciences Appoints Howard Zauberman

as Interim Chief Executive Officer

Orangeburg, NY – May 13, 2013 – Vision-Sciences, Inc. (NASDAQ: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced that Howard I. Zauberman has been named as Interim Chief Executive Officer, effective immediately.

Mr. Zauberman replaces Cynthia Ansari, who stepped down as Chief Executive Officer and President.

Mr. Zauberman, 60, has over 30 years of experience as a leader in the medical products industry. Prior to joining the Company, Mr. Zauberman was Vice President of Business Development at Henry Schein, Inc., a leading global healthcare distributor serving office based medical practitioners, from 2005 through 2012. Mr. Zauberman also served as a Special Venture Partner at Galen Partners, a healthcare growth equity and late stage venture capital firm, focused on technology enabled services, medical devices and specialty pharmaceuticals. Prior to this, Mr. Zauberman held senior management positions at ETHICON, Inc. a Johnson & Johnson company and Pfizer, Inc. Mr. Zauberman has a Masters of Engineering Management from Northwestern University, a Bachelor of Science from Columbia University in mechanical engineering and a Bachelors degree from Queens College.

"Howard is an experienced executive with strong business development experience and deep knowledge of the medical device business," said, Mr. Lewis Pell, Chairman of the Board.”

Mr. Pell continued, "The appointment of Mr. Zauberman reflects the Board's determination to assist the Company in fully realizing its commercial potential," Mr. Pell added. I want to assure the stockholders of Vision-Sciences that the Company is committed to achieving its financial goals."

Mr. Zauberman said, "I am honored by the Board's decision and the confidence they have placed in me, and I look forward to working with the outstanding team of people at Vision-Sciences and our partners and doctors. The Company is in an exciting stage of its development and I am enthusiastic about the opportunity to lead the organization."

A special committee of the Board, composed of independent directors, has initiated the search for a new chief executive officer.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  Currently, Vision-Sciences offers solutions for five main healthcare areas: urology, pulmonology (critical care), gastroenterology (GI), ENT (ear, nose and throat) and spine.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System® are registered trademarks of Vision-Sciences, Inc.

Contacts:

Keith Darragh                                                                                                       Lisa Wilson

VP, Finance and Principal Financial and Accounting Officer                       President

Vision-Sciences, Inc.                                                                                           In-Site Communications, Inc.

(845) 365-0600                                                                                                       (212) 452-2793

invest@visionsciences.com                                                                               lwilson@insitecony.com